Exhibit 4.2

Execution Version

PLAN WARRANT AGREEMENT

THIS PLAN WARRANT AGREEMENT (this “Agreement”), dated as of October 5, 2016, is by and among Warren Resources, Inc., a Delaware corporation (the “Company”), and Claren Road Credit Master Fund, Ltd. and Claren Road Credit Opportunities Master Fund, Ltd (collectively, “Claren Road”) and the other Registered Holders from time to time party hereto.

WHEREAS, on July 11, 2016, Warren Resources, Inc., a Maryland corporation and predecessor to the Company (the “Parent Debtor”), certain Subsidiaries of the Parent Debtor, GSO Capital Partners LP, solely on behalf of and it its capacity as investment adviser or sub-adviser to, certain funds and accounts (including subsidiaries of such funds and accounts) advised or sub-advised by it or its affiliates and named as signatories thereto, Claren Road, and the beneficial holders of Senior Notes Claims (as defined therein) that are party thereto, entered into that certain Amended and Restated Restructuring Support Agreement (the “Restructuring Support Agreement”) related to the restructuring of the Debt Claims (as defined therein) of the Parent Debtor (the “Restructuring”);

WHEREAS, on September 14, 2016, the United States Bankruptcy Court for the Southern District of Texas (Houston Division) entered the Confirmation Order (as defined in the Restructuring Support Agreement) confirming the Agreed Restructuring Plan (as defined in the Restructuring Support Agreement);

WHEREAS, on the date hereof, the Agreed Restructuring Plan became effective, pursuant to which, among other things, the Parent Debtor was re-domiciled to the State of Delaware as the Company and warrants exercisable, in accordance with the terms hereof, for an aggregate of 526,316 shares of Common Stock (the “Warrants”) are being issued to Claren Road;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows.

1. Warrants.

1.1 Register.

1.1.1 Warrant Register. The Warrants shall be issued in book entry only. The Company shall maintain a register for the Warrants in which the Company shall record the name and address of each Person in whose name Warrants have been issued (including the name and address of each Transferee) and the number of Warrants held by such Person (the “Warrant Register”), for the registration of original issuance and the registration of Transfer of the Warrants. Upon the initial issuance of the Warrants, the Company shall issue and register the Warrants in the names of the respective holders thereof in accordance with the Warrant Register as of the date hereof attached hereto.

1.1.2 Registered Holder. Prior to due presentment for registration of Transfer of any Warrant, the Company may deem and treat the Person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder” or “Holder”) as the absolute owner of such Warrant.

2. Terms and Exercise of Warrants.

2.1 Warrant Price. Each Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant, this Agreement and that certain Stockholders Agreement of the Company, dated as of the date hereof, by and among the Company and the stockholders party thereto (as the same may be amended from time to time, the “Stockholders Agreement”), to purchase from the Company up to the number of shares of common stock of the Company, par value $0.01 per share (“Common Stock”), stated in the Warrants Register, at an exercise price of $10.50 per share (the “Warrant Price”), subject to the adjustments provided in Section 3. “Warrant Price” shall mean the price per share at which Common Stock may be purchased at the time a Warrant is exercised, as determined pursuant to the preceding sentence and Section 3.

2.2 Duration of Warrants. A Warrant may be exercised in whole or in part and only during the period (the “Exercise Period”) commencing on the date hereof and terminating at 5:00 p.m., New York City time on October 5, 2021 (the “Expiration Date”). Each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement and the Stockholders Agreement shall cease at 5:00 p.m., New York City time on the Expiration Date. The Company may, subject to the Stockholders Agreement, extend the duration of the Warrants by delaying the Expiration Date. If a Change of Control (as defined in the Stockholders Agreement) is consummated prior to the Expiration Date in which 100% of the consideration paid to or received by non-employee holders of Common Stock in such Change of Control consists of cash and the cash payable per share of Common Stock is less than or equal to the Warrant Price on the date (the “Sale Date”) such Change of Control is consummated, each Warrant not exercised at or before the Sale Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement and the Stockholders Agreement shall cease with respect to a percentage of such the shares of Common Stock for which such Warrant is exercisable corresponding to the aggregate percentage of the shares of Common Stock or other Equity Securities that included in such Change of Control.

2.3 Exercise of Warrants.

2.3.1 Payment. Subject to the provisions of the Warrant, this Agreement and the Stockholders Agreement, a Warrant may be exercised by the Registered Holder thereof by delivering to the Company an exercise form, as attached hereto (each, an “Exercise Notice”), duly executed, and by paying in full the Warrant Price for each full share of Common Stock as to which the Warrant is exercised, as follows:

(a) with respect to the exercise of any Warrant on a “cash basis”, by wire transfer of immediately available funds, in good certified check or good bank draft payable to the order of the Company; or

(b) with respect to the exercise of any Warrant on a “cashless basis”, by so indicating on the Exercise Notice, in which case such Registered Holder will receive that number of shares of Common Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Common Stock underlying such Warrant or any portion thereof being exercised (at the election of the Registered Holder as indicated on the Exercise Notice), multiplied by the difference between the Fair Market Value and the Warrant Price by (ii) the Fair Market Value. “Fair Market Value” means the fair market value per share of Common Stock based on the fair market value of the Company as an enterprise, on the date such Registered Holder delivers its Exercise Notice to the Company (provided that the Board may consider such facts, events and circumstances that may arise after such date that as of such date were known or reasonably foreseen to be likely to occur) as determined within 10 business days of the delivery of the Exercise Notice by the Board of Directors of the Company (the “Board”), considering such factors as it determines to be appropriate (which factors are not required to include, and the Board’s determination of Fair Market Value may differ materially from, the trading prices, if any, for the Common Stock, whether on a securities exchange or otherwise), in its good faith judgment; provided that, in the event that the Registered Holders provide notice to the Company of their good faith objection to the determination of Fair Market Value made by the Board or the Board fails to make such determination within 10 business days of the delivery of the Exercise Notice, the Registered Holders may obtain a third party determination of Fair Market Value by a nationally recognized investment banking or valuation firm mutually reasonably acceptable to the Board and such Registered Holders, at the sole cost and expense of the Registered Holders requesting such valuation, and such determination shall be binding on such requesting Registered Holders and the Company with respect to such cashless exercise and any other exercise of Warrants on a “cashless basis” within 60 days of such determination.

2.3.2 Issuance of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is on a “cash basis” pursuant to Section 2.3.1(a)), the Company shall issue to the Registered Holder of such Warrant the number of full shares of Common Stock to which such Registered Holder is entitled, registered in such name or names as may be directed by such Registered Holder.

2.3.3 Valid Issuance. All Common Stock issued upon the proper exercise of a Warrant in conformity with this Agreement shall be validly issued, fully paid and nonassessable, and free and clear of all liens. All shares of Common Stock delivered upon exercise of the Warrants shall be newly issued shares or shares held in treasury by the Company, and shall not be subject to any preemptive rights and shall rank pari passu in all respects with other existing Common Stock.

2.3.4 Date of Issuance. Each Person in whose name any Common Stock is issued shall for all purposes be deemed to have become the holder of record of such Common Stock on the date on which the Exercise Notice was delivered and payment of the Warrant Price was made, except that, if the date of such delivery and payment is a date when the share transfer books of the Company are closed, such Person shall be deemed to have become the holder of such shares at the close of business on the next succeeding date on which the share transfer books are open. The Company shall, upon request of the Holder, use its reasonable best efforts to record the ownership of the Warrant Shares upon exercise in book entry form rather than through the issuance of physical stock certificates (provided that such book entry interests will continue to be subject to any required restrictive legends).

3. Adjustments. The number of shares of Common Stock issuable upon exercise of any Warrant, as well as the Warrant Price, is subject to adjustment from time to time as set forth in this Section 3.

3.1 Share Dividends. If after the date hereof the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock (including other classes of common stock of the Company that are pari passu with the Common Stock), or by a split-up or sub-division of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up, sub-division or other similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock, subject to Section 3.7. If after the date hereof a dividend or distribution is payable in equity securities other than Common Stock, then, on the effective date of such dividend or distribution, each Warrant shall also be exercisable for the total number and kind of such other equity securities (so long as such other equity securities or any equity replacement or reclassification thereof are outstanding) to which each Registered Holder thereof would have been entitled had it held the shares of Common Stock issuable upon exercise of such Warrant as of the record date of the dividend.

3.2 Aggregation of Shares. If after the date hereof the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding Common Stock, subject to Section 3.7.

3.3 Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Section 3.1 or Section 3.2, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

3.4 Reorganization, etc. In case of any recapitalization, reclassification or reorganization of the outstanding Common Stock (other than a change under Section 3.1 or Section 3.2 or that solely affects the par value of such Common Stock), or in the case of any amalgamation, conversion, merger or consolidation of the Company with or into another corporation or other entity (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any recapitalization, reclassification or reorganization of the outstanding Common Stock), or in the case of any sale, lease, license, transfer or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, liquidated or wound up (any of the foregoing, an “Organic Change”), but subject in all such events to the provisions of Section 3.2 of the Stockholders Agreement, from and after such Organic Change, each Registered Holder, following the exercise of such Warrants in accordance herewith shall be entitled to receive, in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore acquirable and receivable upon the exercise of such

Registered Holder’s Warrant, such shares of stock, securities or assets as would have been issued or payable in such Organic Change (if the Registered Holder had exercised its Warrant immediately prior to such Organic Change) with respect to or in exchange for the shares of Common Stock then acquirable and receivable upon exercise of such Registered Holder’s Warrant had such Organic Change not taken place. In any such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of each Registered Holder, to the end that the provisions set forth in this Section 3 (including provisions with respect to changes in and other adjustments of the Warrant Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any stock or other securities thereafter deliverable upon the exercise of this Warrant.

3.5 Notices of Changes in Warrant. Upon every adjustment of the Warrant Price or the number of shares (or other capital stock or securities) issuable or receivable upon exercise of a Warrant, the Company shall give prompt written notice thereof to the Registered Holders, which notice shall state the increase or decrease, if any, in Warrant Price resulting from such adjustment and the increase or decrease, if any, in the number of shares (or other capital stock or securities) purchasable at the Warrant Price upon the exercise of a Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Sections 3.1, 3.2, 3.3 or 3.4, the Company shall give written notice of the occurrence of such event to each Registered Holder, at the last address set forth for such holder in the Warrant Register, and the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

3.6 Notice of Record Date and Certain Events. In the event: (a) that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other property; (b) of any recapitalization or reorganization of the Company, any reclassification of the Common Stock of the Company, any amalgamation, conversion, consolidation or merger of the Company with or into another Person, or sale, lease, license, transfer or conveyance of all or substantially all of the Company’s assets to another Person; or (c) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; then, and in each such case, the Company shall send or cause to be sent to the Registered Holders at least ten (10) business days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (i) the record date for such dividend, distribution, or other right, and a description of such dividend, distribution or other right, or (ii) the effective date on which such reorganization, reclassification, amalgamation, conversion, consolidation, merger, sale, lease, license, transfer, conveyance, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such recapitalization, reorganization, reclassification, amalgamation, conversion, consolidation or merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the shares of Common Stock issuable upon exercise of the Warrants. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

3.7 No Fractional Shares. Notwithstanding any provision contained in this Agreement to the contrary, the Company shall not issue fractional shares of Common Stock upon exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 3, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share of Common Stock, the Company shall, upon such exercise, at its option either (a) round up to the nearest whole number, the number of shares of Common Stock to be issued to such holder or (b) in lieu of such fractional share interests, pay to such holder (or, with respect to any exercise of the Warrant on a cash basis, reduce the aggregate Warrant Price to be paid to the Company upon such exercise by) an amount in cash equal to the product obtained by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the Fair Market Value on the exercise date.

4. Transfer and Exchange of Warrants.

4.1 Generally. No Registered Holder shall Transfer any outstanding Warrant except (a) in compliance with or pursuant to an exemption from the Securities Act of 1933, as amended (the “Securities Act”), and any applicable state securities laws and (b) in compliance with the Stockholders Agreement.

4.2 Registration of Transfer. The Company shall register the Transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon delivery of a duly executed assignment, in the form attached hereto, and accompanied by appropriate instructions for Transfer and the delivery by the Transferee of an executed joinder or counterpart to this Agreement and the Stockholders Agreement, in the form attached hereto and thereto pursuant to which such Transferee agrees to be bound by the provisions of this Agreement and the Stockholders Agreement.

4.3 Fractional Warrants. The Company shall not be required to effect any registration of Transfer or exchange that shall result in the issuance of a Warrant exercisable for a fraction of a share of Common Stock.

5. Other Provisions Relating to Rights of Holders of Warrants.

5.1 Stockholders Agreement. The Warrants shall at all times be subject to the terms and conditions set forth in the Stockholders Agreement.

5.2 Certain Other Notices. The Registered Holders shall be entitled to receive copies of any notices provided to holders of Common Stock generally. Any such notices will be delivered to, and the obligations under this Section 5.2 will be deemed to be satisfied when such notices are delivered to, the Named Holder (as defined in the Stockholders Agreement, including, for the avoidance of doubt, in the definition of Significant Interest Holder) for Registered Holders, if applicable, initially being Claren Road Asset Management LLC.

5.3 No Rights as Stockholder; Limitation on Liability. Except as otherwise provided in the Stockholders Agreement and herein, a Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including the right to receive dividends or other distributions, to vote or to consent or to receive notice (except notice pursuant to Section 5.2) in respect of the meetings of stockholders or the election of directors of the Company or any other matter. No provisions hereof, in the absence of affirmative action by the Registered Holder to purchase shares of Common Stock, and no mere enumeration herein of the rights or privileges of any Registered Holder, shall give rise to any liability of any Registered Holder for the Warrant Price or as a stockholder of the Company, whether such liability is asserted by the Company or by its creditors.

5.4 Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement.

5.5 No Impairment. Approval of Registered Holders representing a majority of the aggregate number of shares of Common Stock for which the Warrants are exercisable will be required for any amendment, modification or waiver of the Company’s certificate of incorporation or by-laws that would adversely affect the rights or obligations of the Registered Holders with respect to Common Stock without proportionally affecting the rights or obligations of all holders of Common Stock having the same rights or obligations with respect to Common Stock. The Company will not at any time, except upon merger, dissolution, liquidation or winding up of the Company, close the Warrant Register or share transfer books so as to result in preventing or delaying the exercise or Transfer of any Warrant in accordance herewith.

6. Miscellaneous Provisions.

6.1 Payment of Taxes. The Company will from time to time pay all documentary, stamp or similar issue taxes and charges (other than income taxes) imposed upon the Company or otherwise payable in respect of the issuance or delivery of shares of Common Stock upon exercise of Warrants; provided, that the Company shall not be required to pay any documentary, stamp or other tax or other charge required to be paid in connection with the issuance of shares of Common Stock in a name other than that in which the Warrants were registered, and in the event that any shares of Common Stock are to be issued in a name other than that in which the Warrants were registered, the Company shall not be required to issue or deliver any such shares of Common Stock until it has been established to the Company’s satisfaction that such tax or other charge has been paid or that no such tax or other charge is due. The Company shall not be obligated to pay any transfer taxes associated with Transfers by any Registered Holder of the Warrants or the Common Stock issuable upon exercise of any Warrants.

6.2 Amendments. Subject to the terms of the Stockholders Agreement, this Agreement may be amended or modified, and the provisions hereof may be waived, only by an agreement in writing approved by the Board and signed by the Company and Registered Holders of then outstanding Warrants that are then exercisable into a majority of the shares of Common Stock issuable upon exercise of all then outstanding Warrants. Each amendment, modification and waiver effected in compliance with this Section 6.2 will be binding upon each party hereto. In addition, each party hereto may waive any right hereunder by an instrument in writing signed by such party. Notwithstanding the foregoing, the Company may extend the duration of the Exercise Period pursuant to Section 2.2 without the consent of the Registered Holders. For the avoidance of doubt, the Company may amend the Warrant Register to reflect the Transfer of Warrants, the issuance of Common Stock upon exercise of any Warrants and/or any Person becoming a party to this Agreement, in all cases, in accordance with the terms of this Agreement.

6.3 Notices. All notices, statements or other documents that are required or contemplated by this Agreement or any Warrant (including the delivery of any Exercise Notice or notice of assignment (in the form attached hereto)) to be given, delivered or made by the Company or any Holder shall be in writing and shall be delivered in accordance with the notice provisions of the Stockholders Agreement.

6.4 Entire Agreement; Binding Effect. This Agreement, together with the Stockholders Agreement, the certificate of incorporation of the Company and the Company’s by-laws, constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter (including the Restructuring Support Agreement, any term sheets attached thereto and the Agreed Restructuring Plan), and shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and permitted assigns.

6.5 Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

6.6 Counterparts; Electronic Delivery. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same instrument. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of electronic mail in “.pdf”, “.tif” or similar format (any such delivery, an “Electronic Delivery”), shall be treated in all manners and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. Minor variations in the form of the signature page to this Agreement, including footers from earlier versions of this Agreement, will be disregarded in determining the effectiveness of such signature. No party hereto or to any such agreement or instrument shall raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

6.7 Severability. Whenever permitted by applicable law, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining terms and provisions of this Agreement or affecting the legality, validity or enforceability of such term or provision in any other jurisdiction.

6.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

6.9 Consent to Jurisdiction. Any dispute relating hereto shall be heard first in the Delaware Court of Chancery, and, if applicable, in any state or federal court located in Delaware in which appeal from the Court of Chancery may validly be taken under the laws of the State of Delaware (each, a “Chosen Court” and collectively, the “Chosen Courts”), and the parties hereto agree to the exclusive jurisdiction and venue of the Chosen Courts. The parties hereto further agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the other agreements referred to herein, the Warrants or the Common Stock, the Company, any stockholders, any director or the transactions contemplated hereby or by any matters related to the foregoing (the “Applicable Matters”) shall be brought exclusively in a Chosen Court, and that any Proceeding arising out of this Agreement or any other Applicable Matter shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereto hereby irrevocably consents to the jurisdiction of such Chosen Courts in any such Proceeding and irrevocably and unconditionally waives, to the fullest extent permitted by Law, any objection that such Person may now or hereafter have to the laying of the venue of any such suit, action or Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Such Persons further covenant not to bring a Proceeding with respect to the Applicable Matters (or that could affect any Applicable Matter) other than in such Chosen Court and not to challenge or enforce in another jurisdiction a judgment of such Chosen Court. Each party hereto hereby consents to service of process in any such Proceeding in any manner permitted by Delaware law, and agrees that service of process on such party as provided for notices in Section 6.3 hereof is reasonably calculated to give actual notice and shall be deemed effective service of process on such Person.

6.10 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 6.10 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY

HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.10 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

6.11 Certain Matters of Construction.

6.11.1 The parties hereto have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

6.11.2 The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement.

6.11.3 The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified, and reference to a particular Section of this Agreement shall include all subsections thereof.

6.11.4 Whenever required or permitted by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the words “include,” “includes” or “including” in this Agreement shall be by way of example rather than by limitation and shall be deemed to be followed by the words “without limitation.”

6.11.5 The use of the words “or,” “either” and “any” shall not be exclusive.

6.11.6 Whenever in this Agreement a Person is permitted or required to take any action or to make a decision or determination, such Person shall be entitled to take (or omit to take) such action or make such decision or determination in such Person’s sole discretion, unless another standard is expressly set forth herein. Whenever in this Agreement a Person is permitted or required to take by any valid means any action or to make a decision or determination in its “sole discretion” or “discretion,” with “complete discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider, solely its own interests (and not the interests of any other Person) or, at its election, any such other interests and factors as such Person desires (including the interests of such Stockholder’s affiliates, employers, partners and their respective affiliates), or any combination thereof.

6.11.7 The word “will” will be construed to have the same meaning and effect as the word “shall”. The words “shall,” “will,” or “agree(s)” are mandatory, and “may” is permissive.

6.11.8 The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase will not mean simply “if”.

6.11.9 All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

6.12 Certain Definitions.

6.12.1 “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

6.12.2 “Proceeding” means any suit, countersuit, action, cause of action (whether at law or in equity), arbitration, audit, hearing, litigation, claim, counterclaim, complaint, defenses, administrative or similar proceeding (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental entity.

6.12.3 “Subsidiary” means any Person in which the Company owns, directly or indirectly, stock or other Equity Securities possessing fifty percent (50%) or more of the total combined voting power of such Person or otherwise has the power to direct the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

6.12.4 “Transfer” means any direct sale, transfer, assignment, pledge, encumbrance or other transfer or disposition (whether with or without consideration and whether voluntary, involuntary or by operation of law, including to the Company or any of its Subsidiaries) of any interest. The terms “Transferee,” “Transferor,” “Transferred,” “Transferring” and other forms of the word “Transfer” shall have the correlative meanings.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

Warren Resources, Inc.

By:	/s/ James A. Watt
Name:	James A. Watt
Its:	President and Chief Executive Officer

[Signature page to Plan Warrant Agreement]

CLAREN ROAD:

Claren Road Credit Master Fund, Ltd.

By:	/s/ Albert Marino
Name:	Albert Marino
Its:	Director

Claren Road Credit Opportunities Master Fund, Ltd

By:	/s/ Albert Marino
Name:	Albert Marino
Its:	Director

[Signature page to Plan Warrant Agreement]

Warrant Register

Ledger of

Warrants to Purchase Shares of Common Stock

(Book-entry Only)

as of October 5, 2016

To Whom Issued	Address	Date Issued	Number of Shares Purchasable	Exercise Price	Expiration Date	From Whom Transferred	Total Shares Purchasable
Claren Road Credit Master Fund, Ltd.	Claren Road Asset Management LLC 51 Astor Place, 12th Floor New York, NY 10003 Attention: Albert Marino Ben Kozinn Email: marino@clarenroad.com kozinn@clarenroad.com with copies to: Bracewell LLP CityPlace I, 34th Floor 185 Asylum Street Hartford, CT 06103 Attention: Kurt A. Mayr David L. Lawton Email: kurt.mayr@bracewelllaw.com david.lawton@bracewelllaw.com	9/30/2016	315,786	$10.50	5 years after Effective Date	Original Issue	526,316

Claren Road Credit Opportunities Master Fund, Ltd.	Claren Road Asset Management LLC 51 Astor Place, 12th Floor New York, NY 10003 Attention: Albert Marino Ben Kozinn Email: marino@clarenroad.com kozinn@clarenroad.com with copies to: Bracewell LLP CityPlace I, 34th Floor 185 Asylum Street Hartford, CT 06103 Attention: Kurt A. Mayr David L. Lawton Email: kurt.mayr@bracewelllaw.com david.lawton@bracewelllaw.com	9/30/2016	210,530	$10.50	5 years after Effective Date	Original Issue	526,316

Exercise Notice

ELECTION TO PURCHASE

(To Be Executed Upon Exercise of Warrants)

The undersigned hereby irrevocably elects to exercise the right to receive              shares of Common Stock and herewith tenders payment for such shares to the order of Warren Resources, Inc. (the “Company”) in the amount of $                 pursuant to the exercise of Warrants, held by the undersigned and as defined in and in accordance with the terms of the Plan Warrant Agreement of the Company, dated as of October 5, 2016 (the “Plan Warrant Agreement”). The undersigned requests that such shares be registered in the name of:

whose address is

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to the Plan Warrant Agreement, (i) the number of shares that shall be issued upon exercise shall be determined in accordance with the Plan Warrant Agreement and (ii) the holder hereof shall check the following.

☐ The undersigned hereby elects to exercise the right, through the “cashless basis” exercise provisions of the Plan Warrant Agreement, to receive shares of Common Stock; provided that such election may be rescinded within five (5) Business Days following final determination of the Fair Market Value as defined in and pursuant to the Plan Warrant Agreement.

Dated: , 20 .	Signature(s)

(Address)

(Social Security or Taxpayer Identification Number(s))

Form of Assignment

FOR VALUE RECEIVED, the undersigned Registered Holder hereby sells, assigns and transfers unto                                 , whose address is                                                                  , all of the rights of the undersigned under Warrants, held by the undersigned pursuant to and as defined in the terms of the Plan Warrant Agreement of Warren Resources, Inc. (the “Company”), dated as of October 5, 2016 (the “Plan Warrant Agreement”), with respect to              shares of Common Stock of the Company, and does hereby irrevocably constitute and appoint                                                                       as attorney to register such transfer on the books of the Company maintained for the purpose, with full power of substitution in the premises.

Dated:	[Name of Registered Holder as it appears on the
Warrant Register]

By:
(Signature of Registered Holder)

The undersigned hereby accepts the Warrants transferred pursuant to this Assignment, hereby agrees to join and be bound as a party to the Plan Warrant Agreement and the Stockholders Agreement (as defined in the Plan Warrant Agreement) and confirms its address above, including for purposes of the notice provisions of the Plan Warrant Agreement and the Stockholders Agreement.

Dated:	[Name of Transferee Registered Holder as it is to
appear on the Warrant Register]

By:
(Signature of Transferee)